Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share of common stock		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	816,200	(1)	$0.50	(2)	$408,100	$37.83
Common Stock, par value $0.0001 per share	175,000	(3)	$1.00	(4)	$175,000	$16.22
Common Stock, par value $0.0001 per share	3,276	(5)	$2.75	(6)	$9,009	$0.84

TOTAL						$54.89

(1)	Represents the issuance by the registrant of 816,200 shares of Common Stock that may be issued upon conversion of the outstanding principal amount and accrued interest thereon of certain convertible promissory notes (“Convertible Notes”) held by selling securityholders named in the prospectus that forms a part of this registration statement on Form S-1 (“Selling Securityholders”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(2)	Based on the conversion rate of the Convertible Notes of $0.50 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.

(3)	Represents the issuance by the registrant of 175,000 shares of Common Stock that may be issued upon the exercise of 175,000 warrants (“Warrants”) held by Selling Securityholders which were issued in connection with the issuance of the Convertible Notes. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(4)	Based on the exercise price of the Warrants of $1.00 per share of Common Stock in accordance with Rule 457(g) under the Securities Act.

(5)	Represents the resale of 3,276 shares of Common Stock by the Selling Securityholders. Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminable additional shares of Common Stock as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions, and the resale of such shares of Common Stock.

(6)	Estimated at $2.75 per share, the average of the high and low prices of the registrant’s common stock as reported on OTCQB tier of the OTC Market Group, Inc. on April 20, 2022 (a date within five business days prior to the initial filing of this registration statement), solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.